Exhibit (a)(ii)

COHEN & STEERS REALTY SHARES, INC.

ARTICLES OF AMENDMENT

Cohen & Steers Realty Shares, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name the sole class of common stock, $0.001 par value per share, of the Corporation, to “Class L Common Stock”.

SECOND: The foregoing amendment to the Charter was authorized and approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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Exhibit (a)(ii)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested by its Secretary and Chief Legal Officer as of this 26th day of April, 2019.

ATTEST:	COHEN & STEERS REALTY SHARES, INC.

By: /s/ Dana A. DeVivo	By: /s/ Adam M. Derechin
Name: Dana A. DeVivo	Name: Adam M. Derechin
Title: Secretary and Chief Legal Officer	Title: President and Chief Executive Officer